UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 26, 2007

DOWNEY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13578 (Commission File Number)	33-0633413 (IRS Employer Identification Number)

3501 Jamboree Road Newport Beach, California (Address of principal executive offices)		92660 (Zip Code)

Registrant’s telephone number, including area code:   (949) 854-0300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Item 5.02, the text of which is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 26, 2007, Downey Financial Corp. (“Downey”) announced that Mr. Frederic R. McGill, age 61, will be joining Downey as its President effective October 29, 2007. Mr. McGill will also serve as President of Downey’s wholly-owned subsidiary, Downey Savings and Loan Association, F.A (the “Bank”). Mr. McGill will be assuming the responsibilities of President of Downey and the Bank from Mr. Daniel D. Rosenthal who will be continuing in his role as Chief Executive Officer of Downey and the Bank.

Mr. McGill served as President, Chief Executive Officer and/or Chief Operating Officer of Quaker City Bancorp (QCBC), and its wholly owned subsidiary Quaker City Bank for 13 years until its sale to Banco Popular North America in September of 2004. Mr. McGill served as President of Quaker City Bank, a division of Banco Popular North America from September 2004 through March 2005. Since March 2005 Mr. McGill has had a consulting arrangement with Banco Popular in addition to actively serving on the Boards of the Federal Home Loan Bank of San Francisco, California Banker’s Association, and Broadway Federal Bank in Los Angeles. Prior to joining QCBC Mr. McGill served in senior level positions at other banks and thrifts.

There are no arrangements between Mr. McGill and any other persons pursuant to which Mr. McGill was selected as President. Mr. McGill is not related to any (i) director or executive officer of Downey, (ii) persons nominated or chosen by Downey to become directors or executive officers, (iii) beneficial owner of five percent of Downey’s securities, or (iv) to any immediate family member of such persons. Mr. McGill does not have a direct or indirect material interest in any currently proposed transaction to which Downey is to be a party in which the amount involved exceeds $120,000, nor has Mr. McGill had a direct or indirect material interest in any such transaction since the beginning of Downey’s last fiscal year.

Under an Employment Agreement between Mr. McGill and the Bank dated September 26, 2007 and an offer letter to Mr. McGill from the Bank dated September 26, 2007, copies of which are filed with this Report, Mr. McGill’s annual base salary will be $590,000. He will also receive a signing bonus of $60,000, payable upon the commencement of his employment. Mr. McGill will be eligible for an annual bonus under Downey’s Annual Incentive Plan targeted at 100% of his base salary, beginning in the 2008 plan year. Mr. McGill will be eligible to participate in the employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees. In addition, Mr. McGill will be eligible for reimbursement of certain COBRA premiums for a time period not to exceed 90 days after the commencement of his employment, and will be eligible to enroll in Downey’s retiree medical plan upon any termination of his employment. Downey will contribute up to $928 per month to the retiree medical plan premium payable by Mr. McGill until he reaches age 65 in the event Downey terminates his employment without cause prior to such age. If Mr. McGill is terminated without cause on or before October 28, 2008, he will be eligible for a severance payment equal to two times his base salary.

Mr. McGill and the Bank have also entered into the Bank’s standard “Form A Change in Control Agreement,” the form of which was filed by Downey as Exhibit 10.16 to its 2006 Annual Report on Form 10-K. Under the Change in Control Agreement, Mr. McGill will be eligible for a payment equal to three times the sum of his annual base salary and target bonus upon a change in control of the Bank and termination of his employment, subject to and in accordance with the terms and conditions of the Change in Control Agreement.

The press release announcing Mr. McGill’s employment is attached hereto as Exhibit 99.1.

The preceding descriptions of the Employment Agreement and Change in Control Agreement executed with Mr. McGill are summary in nature and do not purport to be complete. This summary should be read in conjunction with the exhibits referenced above and filed with this Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
99.1 Press release dated September 27, 2007
99.2 Employment Agreement dated September 26, 2007 by and between Downey Savings and Loan Association, F.A. and Frederic R. McGill
99.3 Offer Letter dated September 26, 2007 for Frederic R. McGill

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOWNEY FINANCIAL CORP. (Registrant)

Date: September 27, 2007	By /s/ Jon A. MacDonald Jon A. MacDonald Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release dated September 27, 2007
99.2	Employment Agreement, dated September 26, 2007 by and between Downey Savings and Loan Association, F.A. and Frederic R. McGill
99.3	Offer Letter dated Septmeber 26, 2007 for Frederic R. McGill